                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                   Income Opportunity Realty Investors, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                   INCOME OPPORTUNITY REALTY INVESTORS, INC.
                                 DALLAS, TEXAS

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 10, 2000

Dear Stockholder:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Income Opportunity Realty Investors, Inc. which will be held on Tuesday, October 10, 2000, at 10:00 a.m. at 1800 Valley View Lane, Suite 300, Dallas, Texas. The purposes of the Annual Meeting are:

     (1) to elect five directors; and

     (2) to transact any other business that may properly come before the meeting.

     You must be a stockholder of record at the close of business on September 8, 2000, to vote at the Annual Meeting.

     Whether you plan to attend or not, please sign, date, and return the enclosed proxy card in the envelope provided. You may also attend and vote at the Annual Meeting.

Dated: September 11, 2000

                                           By Order of the Board of Directors

                                           /s/ ROBERT A. WALDMAN
                                           Robert A. Waldman
                                           Secretary

                   INCOME OPPORTUNITY REALTY INVESTORS, INC.
                                 DALLAS, TEXAS

                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 10, 2000

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Income Opportunity Realty Investors, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") for a vote upon (1) the election of five directors, and (2) the transaction of any other business as may properly come before the meeting or any adjournments thereof.

     The Annual Meeting will be held at 10:00 a.m., Central time, on Tuesday, October 10, 2000, at 1800 Valley View Lane, Suite 300, Dallas, Texas. The Company's financial statements for the year ended December 31, 1999, were audited by BDO Seidman, LLP. A representative from BDO Seidman is expected to be present at the Annual Meeting to respond to appropriate questions, and the representative will have an opportunity to make a statement if such representative desires to do so. This Proxy Statement and the form of proxy are first being mailed to stockholders on or about September 11, 2000.

     The Annual Report for the year ended December 31, 1999, has preceded this proxy statement and was previously mailed to all stockholders under separate cover.

STOCKHOLDERS ENTITLED TO VOTE

     Only holders of record of issued and outstanding shares of the Company's common stock (the "Common Stock") at the close of business on September 8, 2000 (the "Record Date"), are entitled to vote at the Annual Meeting and at any adjournments thereof. At the close of business on September 8, 2000, there were 1,518,200 shares outstanding. Each holder is entitled to one vote for each share held on the Record Date.

VOTING OF PROXIES

     When the enclosed proxy is properly executed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions noted on the proxy. As to the election of the five directors, stockholders may choose to vote for all of the nominees or withhold authority for voting for any one or all of the nominees.

     In the absence of other instructions, the shares represented by a properly executed and submitted proxy will be voted in favor of each of the nominees for election to the Board of Directors. The Board of Directors does not know of any other business to be brought before the Annual Meeting. If, however, any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their judgment on such matters.

VOTE REQUIRED FOR ELECTION OR APPROVAL

     Pursuant to Section 2.6 of the Bylaws of the Company, a majority of the issued and outstanding shares entitled to vote at a meeting of stockholders, represented in person or by proxy, shall constitute a quorum at such meeting.
Section 2.7 also provides that election of any director requires the affirmative vote of a majority of the votes cast at a meeting of stockholders by holders of shares entitled to vote thereon.

     Abstentions will be included in vote totals and, as such, will have the same effect on each proposal as a negative vote. Broker non-votes, if any, will not be included in vote totals and, as such, will have no effect on any proposal.

     As of September 8, 2000, management and affiliates held 862,465 shares representing approximately 56.9% of the shares outstanding. Such parties intend to vote all of such shares for the election of directors.

REVOCATION OF PROXIES

     A proxy is enclosed. Any stockholder who executes and delivers the proxy may revoke the authority granted thereunder at any time prior to its use by giving written notice of such revocation to American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219, or by executing and delivering a proxy bearing a later date. A STOCKHOLDER MAY ALSO REVOKE A PROXY BY ATTENDING AND VOTING AT THE ANNUAL MEETING. MERE ATTENDANCE AT THE MEETING IS NOT SUFFICIENT TO REVOKE A PROXY.

FUTURE PROPOSALS OF STOCKHOLDERS

     Any proposal intended to be presented by a stockholder at the 2001 Annual Meeting of Stockholders of the Company must be received at the principal office of the Company not later than May 1, 2001, in order to be considered for inclusion in the Company's proxy statement and form of proxy (as the case may be) for that meeting.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

     The following persons have been nominated to serve as directors of the
Company: Ted P. Stokely, R. Douglas Leonhard, Murray Shaw, Martin L. White and Edward G. Zampa.

     Each of the nominees is currently a director of the Company. Each of the nominees has been nominated by the Board of Directors to serve for an additional term until the next Annual Meeting of Stockholders or until his successor shall have been duly elected and qualified. Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a director if elected. When a proxy is properly executed and returned, the shares represented thereby will be voted in favor of the election of each of the nominees, unless authority to vote for any such nominee is specifically withheld. There will be no cumulative voting for the election of directors. If any nominee is unable to serve or will not serve (an event which is not anticipated), then the proxy holder will cast votes for such other person(s) as he or she may select in place of such nominee(s).

     The nominees for directors are listed below, together with their age, terms of service, all positions and offices with the Company or the Company's advisor, Basic Capital Management, Inc. ("BCM"), other principal occupations, and offices with the Company or the Company's advisor, BCM, other principal occupations, business experience and directorships with other companies during the last five years or more. The designation "Affiliated," when used below with respect to a director, means that the director is an officer, director or employee of the Advisor or an officer of the Company. The designation "Independent," when used below with respect to a director, means the director is neither an officer of the Company nor a director, officer or employee of the Advisor, although the Company may have certain business or professional relationships with such director as discussed below under "Certain Business Relationships and Related Transactions".

              NAME, PRINCIPAL OCCUPATIONS, BUSINESS EXPERIENCE AND DIRECTORSHIPS                  AGE
              ------------------------------------------------------------------                  ---
TED P. STOKELY                     Director (Independent) (since April 1990) and Chairman of      67
                                   the Board (since January 1995).
General Manager (since January 1995) of ECF Senior Housing Corporation, a nonprofit corporation; General Manager (since January 1993) of Housing Assistance Foundation, Inc., a
nonprofit corporation; Part-time unpaid consultant (since January 1993) and paid consultant
(April 1992 to December 1992) of Eldercare Housing Foundation ("Eldercare"), a nonprofit corporation; and Director (since April 1990) and Chairman of the Board (since January 1995) of
Transcontinental Realty Investors, Inc. ("TCI").

              NAME, PRINCIPAL OCCUPATIONS, BUSINESS EXPERIENCE AND DIRECTORSHIPS                  AGE
              ------------------------------------------------------------------                  ---
R. DOUGLAS LEONHARD                Director (Independent)                                         64
                                   (since January 1998).
Director (since November 1998) and Chairman (since October 1999) of OpTel, Inc.; Senior Vice
President (1986 to 1997) of LaCantera Development Company, a wholly-owned subsidiary of USAA;
Senior Vice President (1980 to 1985) of The Woodlands Development Corporation; Vice President
and Houston Projects Manager (1973 to 1979) of Friendswood Development Company; Manager in
various capacities (1960 to 1973) of Exxon Corp.; and Director (since January 1998) of TCI.
MURRAY SHAW                        Director (Independent)                                         68
                                   (since February 1998).
Chairman of the Board of Regents (since 1997) of Stephen F. Austin University; Vice President
(1967 to 1996) of Tracor, Inc.; and Director (since February 1998) of TCI.
MARTIN L. WHITE                    Director (Independent)                                         60
                                   (since January 1995).
Chief Executive Officer (since 1995) of Builders Emporium, Inc.; Chairman and Chief Executive
Officer (since 1993) of North American Trading Company, Ltd.; President and Chief Operating
Officer (since 1992) of Community Based Developers, Inc.; Development Officer and Loan Manager
(1986 to 1992) of the City of San Jose, California; Vice President and Director of Programs
(1967 to 1986) of Arpact, Inc., a government contractor for small business development and trade; and Director (since January 1995) of TCI.
EDWARD G. ZAMPA                    Director (Independent)                                         65
                                   (since January 1995).
General Partner (since 1976) of Edward G. Zampa and Company; and Director (since January 1995)
of TCI.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

BOARD COMMITTEES

     The Board of Directors held seven meetings during 1999. For such year, no incumbent Director attended fewer than 75% of the aggregate of (i) the total number of meetings held by the Board during the period for which he had been a Director and (ii) the total number of meetings held by all committees of the Board on which he served during the period that he served.

     The Board of Directors has an Audit Committee, the function of which is to review the Company's operating and accounting procedures. The current members of the Audit Committee, all of whom are independent directors, are Messrs. Stokely, Leonhard and White. The Audit Committee met twice during 1999.

     The Board of Directors does not have Nominating or Compensation Committees.

OLIVE LITIGATION

     In February 1990, the Company together with Continental Mortgage and Equity Trust ("CMET"), TCI and National Income Realty Trust ("NIRT"), three real estate entities with, at the time, the same officers, directors or trustees and advisor as the Company, entered into a settlement (the "Settlement") of a class and derivative action entitled Olive et al. v. National Income Realty Trust et al. relating to the operation and management of each of the entities. On April 23, 1990, the court granted final approval of the terms of the Settlement. The Settlement was modified in 1994 (the "Modification").

     On January 27, 1997, the parties entered into an amendment to the Modification, effective January 9, 1997 (the "Olive Amendment"). The Olive Amendment provided for the settlement of additional matters raised by plaintiffs' counsel in 1996. The court issued an order approving the Olive Amendment on July 3, 1997.

     The Olive Amendment provided that the Company's Board retain a management/compensation consultant or consultants to evaluate the fairness of the BCM advisory contract and any contract of its affiliates with the Company, CMET and TCI, including, but not limited to, the fairness to the Company, CMET and TCI of such contracts relative to other means of administration. In 1998, the Board engaged a management/compensation consultant to perform the evaluation which was completed in September 1998.

     In 1998, plaintiffs' counsel asserted that the Board did not comply with the provision requiring such engagement and requested that the Court exercise its retained jurisdiction to determine whether there was a breach of this provision of the Olive Amendment. Although several status conferences have been held on this matter, there has been no Court order resolving whether there was any breach of the Olive Amendment.

     In January 2000, the Board engaged another management/compensation consultant to perform the required evaluation again. This evaluation was completed in April 2000 and was provided to plaintiffs' counsel. The Board believes that any alleged breach of the Olive Amendment has been fully remedied by the Board's engagement of the second consultant.

     The Board believes that the provisions of the Settlement, Modification and the Olive Amendment terminated on April 28, 1999. However, plaintiffs' counsel has asserted that certain provisions continue to be effective after the termination date. This matter is pending before the Court.

EXECUTIVE OFFICERS

     The following persons currently serve as executive officers of the Company:
Karl L. Blaha, President; Bruce A. Endendyk, Executive Vice President; Mark W. Branigan, Executive Vice President and Chief Financial Officer; Steven K. Johnson, Executive Vice President -- Residential Asset Management; and David W. Starowicz, Executive Vice President -- Commercial Asset Management. Their positions with the Company are not subject to a vote of stockholders. The age, terms of service, all positions and offices with the Company or BCM, other principal occupations, business experience and directorships with other companies during the last five years or more of each executive officer are set forth below.

                                                                                                 AGE
                                                                                                 ---
KARL L. BLAHA                       President (since September 1999), Executive Vice              53
                                    President -- Commercial Asset Management (July 1997 to
                                    September 1999) and Executive Vice President and Director
                                    of Commercial Management (April 1992 to August 1995).
President (since September 1999), Executive Vice President -- Commercial Asset Management
(July 1997 to September 1999) and Executive Vice President and Director of Commercial
Management (April 1992 to August 1995) of BCM and TCI; Chairman of the Board, President and
Chief Executive Officer (since August 2000) of American Realty Investors, Inc. ("ARI");
Chairman of the Board and Chief Executive Officer (since June 2000), Director (since June
1996), President (since October 1993) and Executive Vice President and Director of Commercial
Management (April 1992 to October 1993) of American Realty Trust, Inc. ("ART"); Executive Vice
President (October 1992 to July 1997) of Carmel Realty, Inc. ("Carmel Realty"), a company owned by First Equity Properties, Inc. ("First Equity"), which is 50% owned by BCM; President and Director (since 1996) of First Equity; and Director (since December 1998), President
(since September 1999) and Executive Vice President -- Commercial Asset Management (January
1998 to September 1999) of NRLP Management Corp. ("NMC"), a wholly owned subsidiary of ART and the general partner of National Realty, L.P.("NRLP") and National Operating, L.P.("NOLP").

                                                                                                 AGE
                                                                                                 ---
BRUCE A. ENDENDYK                   Executive Vice President                                      52
                                    (since January 1995)
President (since November 1999) of Regis Realty, Inc. ("Regis") and (since January 1995) of
Carmel Realty; Executive Vice President (since January 1995) of BCM, ART and TCI, and (since
January 1998) of NMC; Executive Vice President (since August 2000) of ARI; and Management
Consultant (November 1990 to December 1994).
MARK W. BRANIGAN                    Executive Vice President and Chief Financial Officer          47
                                    (since August 2000), Vice President -- Director of
                                    Construction (August 1999 to August 2000) and Executive
                                    Vice-President -- Residential Asset Management (January
                                    1992 to October 1997).
Executive Vice President and Chief Financial Officer (since August 2000), Vice
President -- Director of Construction (August 1999 to August 2000) and Executive Vice
President -- Residential Management (January 1992 to October 1997) of BCM, ART and TCI;
Executive Vice President and Chief Financial Officer (since August 2000) and Director (since
September 2000) of ARI; and real estate consultant (November 1997 to July 1999).
STEVEN K. JOHNSON                   Executive Vice President -- Residential Asset Management      43
                                    (since August 1998) and Vice President (August 1990 to
                                    August 1991).
Executive Vice President -- Residential Asset Management (since August 1998) and Vice
President (August 1990 to August 1991) of BCM, ART and TCI; Executive Vice
President -- Residential Asset Management (since August 2000) of ARI; Executive Vice
President -- Residential Asset Management (since August 1998) of NMC; Chief Operating Officer
(January 1993 to August 1998) of Garden Capital, Inc.; and Executive Vice President (December
1994 to August 1998 ) of Garden Capital Management , Inc.
DAVID W. STAROWICZ                  Executive Vice President -- Commercial Asset Management       44
                                    (since September 1999), Vice President (May 1992 to
                                    September 1999) and Asset Manager (November 1990 to May
                                    1992)
Executive Vice President -- Commercial Asset Management (since September 1999), Vice President
(May 1992 to September 1999) and Asset Manager (November 1990 to May 1992) of BCM, ART and
TCI; and Executive Vice President -- Commercial Asset Management (since August 2000) of ARI.

OFFICERS

     Although not executive officers of the Company, the following persons currently serve as officers of the Company: Robert A. Waldman, Senior Vice President, Secretary and General Counsel and Kelly Stracener, Treasurer. Their positions with the Company are not subject to a vote of stockholders. Their ages, terms of service, all positions and offices with the Company or BCM, other principal occupations, business experience and directorships with other companies during the last five years or more are set forth below.

                                                                                                 AGE
                                                                                                 ---
ROBERT A. WALDMAN                   Senior Vice President and General Counsel (since January      48
                                    1995), Vice President (December 1990 to January 1995) and
                                    Secretary (December 1993 to February 1997 and since June
                                    1999)
Senior Vice President and General Counsel (since January 1995), Vice President (December 1990 to January 1995) and Secretary (December 1993 to February 1997 and since June 1999) of TCI;
Senior Vice President and General Counsel (since January 1995), Vice President (January 1993 to January 1995) and Secretary (since December 1989) of ART; Senior Vice President and General
Counsel (since November 1994), Vice President and Corporate Counsel (November 1989 to November
1994) and Secretary (since November 1989) of BCM; and Senior Vice President, Secretary and
General Counsel (since January 1998) of NMC and (since August 2000) of ARI.

                                                                                                 AGE
                                                                                                 ---
KELLY STRACENER                     Treasurer                                                     37
                                    (since August 2000)
Treasurer (since August 2000) of BCM, TCI and ARI; Cash Manager (June 1999 to August 2000) of
BCM; Senior Accountant (July 1998 to June 1999) of ART; Senior Treasury Manager (July 1997 to
July 1998) of CTX Mortgage; and Financial Analyst (February 1997 to July 1997) of Harley
Davidson Credit.

     In addition to the foregoing officers, the Company has several vice presidents and assistant secretaries who are not listed herein.

COMPLIANCE WITH SECTION 16 (A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Under the securities laws of the United States, the Company's Directors, executive officers, and any persons holding more than ten percent of the Company's shares of common stock are required to report their ownership of the Company's shares and any changes in that ownership to the Securities and Exchange Commission (the "Commission"). Specific due dates for these reports have been established and the Company is required to report any failure to file by these dates during 1999. All of these filing requirements were satisfied by its Directors and executive officers and ten percent holders. In making these statements, the Company has relied on the written representations of its incumbent Directors and executive officers and its ten percent holders and copies of the reports that they have filed with the Commission.

THE ADVISOR

     Although the Board of Directors is directly responsible for managing the affairs of the Company and for setting the policies which guide it, the day-to-day operations are performed by a contractual advisor under the supervision of the Board. The duties of the advisor include, among other things, locating, investigating, evaluating and recommending real estate and mortgage note investment and sales opportunities as well as financing and refinancing sources. The advisor also serves as a consultant to the Board in connection with the business plan and investment decisions made by the Board.

     BCM has served as the Company's Advisor since March 1989. BCM is a company of which Messrs. Blaha, Endendyk, Branigan, Johnson and Starowicz serve as executive officers. BCM is owned by a trust for the benefit of the children of Gene E. Phillips. Until June 2000, Mr. Phillips served as a representative of his children's trust which owns BCM and, in such capacity, had substantial contact with the management of BCM and input with respect to its performance of advisory services.

     BCM has served as advisor to the Company since March 28, 1989. The current Advisory Agreement was entered into effective October 15, 1998.

     Under the Advisory Agreement, the Advisor is required to annually formulate and submit for Board approval a budget and business plan containing a twelve-month forecast of operations and cash flow, a general plan for asset sales and purchases, borrowing activity, and other investments. The Advisor is required to report quarterly to the Board on the Company's performance against the business plan. In addition, all transactions require prior Board approval unless they are explicitly provided for in the approved business plan or are made pursuant to authority expressly delegated to the Advisor by the Board.

     The Advisory Agreement also requires prior approval of the Board for the retention of all consultants and third party professionals, other than legal counsel. The Advisory Agreement provides that the Advisor shall be deemed to be in a fiduciary relationship to the stockholders, contains a broad standard governing the Advisor's liability for losses by the Company, and contains guidelines for the Advisor's allocation of investment opportunities as among itself, the Company and other entities it advises.

     The Advisory Agreement provides for BCM to be responsible for the day-to-day operations of the Company and to receive an advisory fee comprised of a gross asset fee of .0625% per month (.75% per annum) of the average of the gross asset value (total assets less allowance for amortization, depreciation or depletion and valuation reserves) and an annual net income fee equal to 7.5% of the Company's net income.

     The Advisory Agreement also provides for BCM to receive an annual incentive sales fee equal to 10% of the amount, if any, by which the aggregate sales consideration for all real estate sold by the Company during the fiscal year exceeds the sum of: (1) the cost of each property as originally recorded in the Company's books for tax purposes (without deduction for depreciation, amortization or reserve for losses), (2) capital improvements made to such assets during the period owned, and (3) all closing costs, (including real estate commissions) incurred in the sale of such property. However, no incentive fee shall be paid unless (a) such real estate sold in such fiscal year, in the aggregate, has produced an 8% simple annual return on the net investment, including capital improvements, calculated over the holding period before depreciation and inclusive of operating income and sales consideration and (b) the aggregate net operating income from all real estate owned for each of the prior and current fiscal years shall be at least 5% higher in the current fiscal year than in the prior fiscal year.

     Additionally, pursuant to the Advisory Agreement, BCM or an affiliate of BCM is to receive an acquisition commission for supervising the acquisition, purchase or long-term lease of real estate equal to the lesser of (1) up to 1% of the cost of acquisition, inclusive of commissions, if any, paid to nonaffiliated brokers or (2) the compensation customarily charged in arm's-length transactions by others rendering similar property acquisition services as an ongoing public activity in the same geographical location and for comparable property; provided that the aggregate purchase price of each property (including acquisition fees and all real estate brokerage commissions) may not exceed such property's appraised value at acquisition.

     The Advisory Agreement requires BCM or any affiliate of BCM to pay to the Company one-half of any compensation received from third parties with respect to the origination, placement or brokerage of any loan made by the Company. However, the compensation retained by BCM or any affiliate of BCM shall not exceed the lesser of (1) 2% of the amount of the loan commitment or (2) a loan brokerage and commitment fee which is reasonable and fair under the circumstances.

     The Advisory Agreement also provides that BCM or an affiliate of BCM is to receive a mortgage or loan acquisition fee with respect to the purchase of any existing mortgage loan equal to the lesser of (1) 1% of the amount of the loan purchased or (2) a loan brokerage or commitment fee which is reasonable and fair under the circumstances. Such fee will not be paid in connection with the origination or funding of any mortgage loan by the Company.

     Under the Advisory Agreement, BCM or an affiliate of BCM also is to receive a mortgage brokerage and equity refinancing fee for obtaining loans or refinancing on properties equal to the lesser of (1) 1% of the amount of the loan or the amount refinanced or (2) a brokerage or refinancing fee which is reasonable and fair under the circumstances. However, no such fee shall be paid on loans from BCM or an affiliate of BCM without the approval of the Board of Directors. No fee shall be paid on loan extensions.

     Under the Advisory Agreement, BCM is to receive reimbursement of certain expenses incurred by it in the performance of advisory services to the Company.

     Under the Advisory Agreement, all or a portion of the annual advisory fee must be refunded by the Advisor if the Operating Expenses of the Company (as defined in the Advisory Agreement) exceed certain limits specified in the Advisory Agreement based on the book value, net asset value and net income of the Company during the fiscal year. The effect of this limitation was to require that BCM refund $289,000 of the 1999 annual advisory fee.

     Additionally, if management were to request that BCM render services other than those required by the Advisory Agreement, BCM or an affiliate of BCM is separately compensated for such additional services on terms to be agreed upon from time to time. The Company has hired Triad Realty Services, Ltd. ("Triad"), an affiliate of BCM, to provide management for the Company's properties and the Company has engaged, on a non-exclusive basis, Regis Realty, Inc. ("Regis"), also an affiliate of BCM, to perform brokerage services for the Company.

     BCM may only assign the Advisory Agreement with the prior consent of the Company.

     The directors and principal officers of BCM are set forth below.

Mickey N. Phillips...................  Director
Ryan T. Phillips.....................  Director
Karl L. Blaha........................  President
Bruce A. Endendyk....................  Executive Vice President
Mark W. Branigan.....................  Executive Vice President and Chief Financial Officer
Steven K. Johnson....................  Executive Vice President -- Residential Asset
                                       Management
David W. Starowicz...................  Executive Vice President -- Commercial Asset
                                       Management
Cooper B. Stuart.....................  Executive Vice President
Clifford C. Towns, Jr................  Executive Vice President -- Finance
Robert A. Waldman....................  Senior Vice President, Secretary and General Counsel
Kelly Stracener......................  Treasurer

     Mickey N. Phillips is Gene E. Phillips' brother and Ryan T. Phillips is Gene E. Phillips' son. Until June 2000, Gene E. Phillips served as a representative of the trust established for the benefit of his children which owns BCM and, in such capacity, had substantial contact with the management of BCM and input with respect to its performance of advisory services.

     On October 12, 1999, the stockholders approved the renewal of the advisory agreement with BCM through the next annual meeting of stockholders. Subsequent renewals of the advisory agreement with BCM do not require the approval of the stockholders but do require Board approval.

PROPERTY MANAGEMENT

     Since February 1, 1990, affiliates of BCM have provided property management services. Currently, Triad provides such property management services for a fee of 5% or less of the monthly gross rents collected on the residential properties under its management and 3% or less of the monthly gross rents collected on the commercial properties under its management. Triad subcontracts with other entities for the provision of the property-level management services to the Company at various rates. The general partner of Triad is BCM. The limited partners of Triad are Gene E. Phillips and Syntek West, Inc. ("Syntek West"), which is owned by Mr. Phillips. Triad subcontracts the property-level management and leasing of the Company's nine office buildings and the two commercial properties owned by real estate partnerships in which the Company and TCI are partners to Regis, which is a company owned by Syntek West. Regis is entitled to receive property and construction management fees and leasing commissions in accordance with the terms of its property-level management agreement with Triad.

REAL ESTATE BROKERAGE

     Since December 1, 1992, affiliates of BCM have provided real estate brokerage services to the Company. Currently, Regis provides such real estate brokerage services on a non-exclusive basis. Regis is entitled to receive a real estate brokerage commission for property acquisitions and sales in accordance with the following sliding scale of total fees to be paid: (1) maximum fee of 4.5% on the first $2.0 million of any purchase or sale transaction of which no more than 3.5% would be paid to Regis or affiliates; (2) maximum fee of 4% on transaction amounts between $2.0 million to $5.0 million of which no more than 3% would be paid to Regis or affiliates; (3) maximum fee of 3% on transaction amounts between $5.0 million to $10.0 million of which no more than 2% would be paid to Regis or affiliates; and (4) maximum fee of 2% on transaction amounts in excess of $10.0 million of which no more than 1.5% would be paid to Regis or affiliates.

EXECUTIVE COMPENSATION

     The Company has no employees, payroll or benefit plans and pays no compensation to its executive officers. The executive officers of the Company who are also officers or employees of BCM, the Company's Advisor, are compensated by the Advisor. Such executive officers perform a variety of services for the Advisor and the amount of their compensation is determined solely by the Advisor. BCM does not allocate the cash compensation of its officers among the various entities for which it serves as advisor.

     The only remuneration paid by the Company is to the Directors who are not officers or directors of BCM or its affiliated companies. The Independent Directors (1) review the business plan of the Company to determine that it is in the best interest of the stockholders, (2) review the advisory contract, (3) supervise the performance of the Company's advisor and review the reasonableness of the compensation paid to the advisor in terms of the nature and quality of services performed, (4) review the reasonableness of the total fees and expenses of the Company and (5) select, when necessary, a qualified independent real estate appraiser to appraise properties acquired.

     Each Independent Director receives compensation in the amount of $15,000 per year plus reimbursement for expenses, and the Chairman of the Board receives an additional fee of $1,500 per year for serving in such position. In addition, each Independent Director receives an additional fee of $1,000 per day for any special services rendered by him to the Company outside of his ordinary duties as Director, plus reimbursement of expenses. Effective June 2000, each Independent Director that serves as a member of the Audit Committee receives $500 for each Audit Committee meeting attended.

     During 1999, $106,500 was paid to the Independent Directors in total Directors' fees for all services, including the annual fee for service during the period January 1, 1999, through December 31, 1999, and 1999 special service fees as follows: Richard W. Douglas (who served as a Director until June 2000), $15,000; Larry E. Harley (who served as a Director until June 2000), $15,000; R. Douglas Leonhard, $15,000; Murray Shaw, $15,000; Ted P. Stokely, $16,500; Martin
L. White, $15,000; and Edward G. Zampa, $15,000.

PERFORMANCE GRAPH

     The following performance graph compares the cumulative total stockholder return on the Company's shares of common stock with the Standard & Poor's 500 Stock Index ("S&P 500 Index") and the National Association of Real Estate Investment Trusts, Inc. Hybrid REIT Total Return Index ("REIT Index"). The comparison assumes that $100 was invested on December 31, 1994, in the Company's shares of common stock and in each of the indices and further assumes the reinvestment of all distributions. Past performance is not necessarily an indicator of future performance.

                                    [GRAPH]

                                             1994     1995     1996     1997     1998     1999
                                            ------   ------   ------   ------   ------   ------
Company...................................  100.00   103.30   120.41   129.95    80.01    72.04
S&P 500 Index.............................  100.00   137.58   169.17   225.60   290.08   351.12
REIT Index................................  100.00   115.27   155.93   187.52   154.70   147.55

  Security Ownership of Certain Beneficial Owners and Management

     Security Ownership of Certain Beneficial Owners. The following table sets forth the ownership of the Company's shares of common stock, both beneficially and of record, both individually and in the aggregate, for those persons or entities known by the Company to be beneficial owners of more than 5% of its shares of common stock as of the close of business on September 8, 2000.

                                                               AMOUNT AND
                                                                NATURE OF
                                                               BENEFICIAL     PERCENT OF
            NAME AND ADDRESS OF BENEFICIAL OWNER                OWNERSHIP      CLASS(1)
            ------------------------------------              -------------   ----------
American Realty Trust, Inc..................................     409,935        27.0%
  10670 N. Central Expressway
  Suite 300
  Dallas, Texas 75231
Transcontinental Realty Investors, Inc......................     345,728        22.7%
  10670 N. Central Expressway
  Suite 300
  Dallas, Texas 75231
Basic Capital Management, Inc...............................     106,802         7.0%
  10670 N. Central Expressway
  Suite 300
  Dallas, Texas 75231

---------------

(1) Percentage is based upon 1,518,200 shares of common stock outstanding at September 8, 2000.

     Security Ownership of Management. The following table sets forth the ownership of the Company's shares of common stock, both beneficially and of record, both individually and in the aggregate for the Directors and executive officers of the Company as of the close of business on September 8, 2000.

                                                               AMOUNT AND NATURE
                                                                 OF BENEFICIAL        PERCENT OF
                  NAME OF BENEFICIAL OWNER                         OWNERSHIP           CLASS(1)
                  ------------------------                    --------------------    ----------
All Directors and Executive Officers as a group (10
  individuals)..............................................     862,465(2)(3)          56.8%

---------------

(1) Percentages are based upon 1,518,200 shares of common stock outstanding at September 8, 2000.

(2) Includes 345,728 shares owned by TCI of which the Directors may be deemed to be beneficial owners by virtue of their positions as directors of TCI and 409,935 shares owned by ART and 106,802 shares owned by BCM, of which the executive officers of the Company may be deemed to be beneficial owners by virtue of their positions as executive officers or directors or ART and BCM. The Directors and executive officers of the Company disclaim beneficial ownership of such shares. Each of the directors of ART may be deemed to be beneficial owners of the shares owned by ART by virtue of their positions as directors of ART. Each of the directors of BCM may be deemed to be beneficial owners of the shares owned by BCM by virtue of their positions as directors of BCM. The directors of ART and BCM disclaim such beneficial ownership.

CERTAIN BUSINESS RELATIONSHIPS

     In February 1989, the Board of Directors voted to retain BCM as the Company's advisor. BCM is a Company of which Messrs. Blaha, Endendyk, Branigan, Johnson and Starowicz serve as executive officers. BCM is owned by a trust for the benefit of the children of Gene E. Phillips. Until June 2000, Mr. Phillips served as a representative of his children's trust which owns BCM and, in such capacity, had substantial contact with the management of BCM and input with respect to BCM's performance of advisory services.

     Since February 1990, affiliates of BCM have provided property management services to the Company. Currently, Triad provides such property management services. The general partner of Triad is BCM. The limited partners of Triad are
(1) Syntek West, a company owned by Gene E. Phillips, and (2) Mr. Phillips. Triad subcontracts the property-level management and leasing of the Company nine office buildings and the two commercial properties owned by real estate partnerships in which the Company and TCI are partners to Regis which is a company owned by Syntek West.

     Since December 1, 1992, affiliates of BCM have provided brokerage services on a non-exclusive basis, for the Company and received brokerage commissions in accordance with the brokerage agreement. Currently, Regis performs such brokerage services. Regis is a company owned by Syntek West.

     The Directors and officers of the Company also serve as directors and officers of TCI. The Directors owe fiduciary duties to such entity as well as to the Company under applicable law. TCI has the same relationship with BCM as the Company. BCM also serves as advisor to ARI. Messrs. Blaha, Endendyk, Branigan, Johnson and Starowicz serve as executive officers of ARI.

     From April 1992 to December 31, 1992, Mr. Stokely was employed as a paid consultant and since January 1, 1993, as a part-time unpaid consultant for Eldercare, a nonprofit corporation engaged in the acquisition of low income and elderly housing. Eldercare has a revolving loan commitment from Syntek West, a company owned by Gene E. Phillips. Eldercare filed for bankruptcy protection in May 1995 and was reorganized in bankruptcy in February 1996, and has since paid all debts as directed by the Bankruptcy Court.

RELATED PARTY TRANSACTIONS

     Historically, the Company has engaged in and may continue to engage in business transactions, including real estate partnerships, with related parties. Management believes that all of the related party transactions represented the best investments available at the time and were at least as advantageous to the Company as could have been obtained from unrelated third parties.

     The Company is a partner with TCI in the Tri-City Limited Partnership, Nakash Income Associates and TCI Eton Square, L.P. TCI owns 345,728 shares of the Company, an approximate 22.6% interest.

     In September 1999, the Company invested $384,000 for a 10% limited partner interest in TCI Eton Square, L.P. which purchased the 222,654 sq. ft. Eton Square Building in Tulsa, Oklahoma, for $14.0 million, paying $3.6 million in cash and obtaining mortgage financing of $10.5 million. TCI owns a 90% general partner interest in TCI Eton Square, L.P.

     In 1999, the Company paid BCM and its affiliates $388,000 in advisory and net income fees, $337,000 in brokerage commissions, $78,000 in mortgage brokerage and equity refinancing fees, and $618,000 in property management and construction supervision fees (net of property management fees paid to subcontractors, other than Regis). In addition, as provided in the Advisory Agreement, BCM received cost reimbursements of $260,000 in 1999.

     Restrictions on Related Party Transactions. Article FOURTEENTH of the Company's Articles of Incorporation provides that the Company shall not, directly or indirectly, contract or engage in any transaction with (1) any director, officer or employee of the Company, (2) any director, officer or employee of the advisor, (3) the advisor or (4) any affiliate or associate (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of any of the aforementioned persons, unless (a) the material facts as to the relationship among or financial interest of the relevant individuals or persons and as to the contract or transaction are disclosed to or are known by the Board of Directors or the appropriate committee thereof and (b) the Board of Directors or committee thereof determines that such contract or transaction is fair to the Company and simultaneously authorizes or ratifies such contract or transaction by the affirmative vote of a majority of independent directors of the Company entitled to vote thereon.

     Article FOURTEENTH defines an "independent director" as one who is neither an officer or employee of the Company nor a director, officer or employee of the Company's advisor.

                         SELECTION OF AUDITORS FOR 2000

     The Board of Directors has selected BDO Seidman, LLP as the auditors for the Company for the 2000 fiscal year. The Company's auditors for the 1999 fiscal year were BDO Seidman, LLP. A representative of BDO Seidman, LLP is expected to attend the Annual Meeting.

                                 OTHER MATTERS

     Management knows of no other matters that may properly be, or that are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

                              FINANCIAL STATEMENTS

     The audited financial statements of the Company, in comparative form for the years ended December 31, 1999, 1998 and 1997, are contained in the 1999 Annual Report to Stockholders. However, such report and the financial statements contained therein are not to be considered part of this solicitation.

                            SOLICITATION OF PROXIES

     THIS PROXY STATEMENT IS FURNISHED TO STOCKHOLDERS TO SOLICIT PROXIES ON BEHALF OF THE DIRECTORS OF THE COMPANY. The cost of soliciting proxies will be borne by the Company. Directors and officers of the Company may, without additional compensation, solicit by mail, in person or by telecommunication. In addition, the Company has retained Georgeson Shareholder Communications ("GSC") to assist in the solicitation of proxies. An agreement with GSC provides that it will distribute materials relating to the solicitation of proxies, contact stockholders to confirm receipt of materials and answer questions relating thereto. GSC is to be paid a base fee of $2,000 plus out-of-pocket expenses and is to be indemnified against certain liability incurred as a result of the provision of such services.

                            ------------------------

COPIES OF THE COMPANY'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INCOME OPPORTUNITY REALTY INVESTORS, INC., 10670 NORTH CENTRAL EXPRESSWAY, SUITE 300, DALLAS, TEXAS 75231,
ATTENTION: DIRECTOR OF INVESTOR RELATIONS.

                                            By Order of the Board of Directors

                                            /s/ Karl L. Blaha
                                            Karl L. Blaha
                                            President

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR THE FIVE NOMINEES ON THE ENCLOSED PROXY. REGARDLESS OF HOW YOU WISH TO VOTE YOUR SHARES, YOUR BOARD OF DIRECTORS URGES YOU TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED PROXY.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD OCTOBER 10, 2000
                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                    OF DIRECTORS OF INCOME OPPORTUNITY REALTY
                                 INVESTORS, INC.



         The undersigned hereby appoints MARK W. BRANIGAN and ROBERT A. WALDMAN, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to be at the Annual Meeting of Stockholders of INCOME OPPORTUNITY REALTY INVESTORS, INC., to be held on Tuesday, October 10, 2000, at 10:00 a.m., or at any adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

1.       ELECTION OF DIRECTORS:
                                 Ted P. Stokely
                               R. Douglas Leonhard
                                   Murray Shaw
                                 Martin L. White
                                 Edward G. Zampa

                  FOR all nominees                WITHHOLD AUTHORITY TO
                  (except as marked to the        vote for all nominees
                  contrary below) [ ]             listed below [ ]

                  Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space below. When a proxy card is properly executed and returned, the Shares represented thereby will be voted in favor of the election for each of the nominees, unless authority to vote for any such nominee is specifically withheld. There will be no cumulative voting for the election of Directors. If any nominee is unable to serve or will not serve (an event which is not anticipated), then the person acting pursuant to the authority granted under the proxy will cast votes for the remaining nominees and, unless the Board of Directors takes action to reduce the number of Directors, for such other persons(s) as he or she may select in place of such nominees.

                       -----------------------------------

2.       OTHER BUSINESS:

             I AUTHORIZE the aforementioned
             proxies in their discretion

          FOR            AGAINST             ABSTAIN
              [ ]                [ ]                 [ ]

         to vote upon such other business as may properly come before the Annual Meeting and any adjournments thereof.


THE BOARD OF DIRECTORS OF INCOME OPPORTUNITY REALTY INVESTORS, INC. RECOMMENDS A VOTE FOR THE FIVE NOMINEES.

YOUR PROXY IS IMPORTANT. PLEASE INDICATE YOUR SUPPORT FOR THE BOARD OF DIRECTORS BY MARKING THE BOXES FOR ELECTION OF THE FIVE DIRECTORS. PLEASE SIGN, DATE AND MAIL THIS CARD TODAY IN THE ENCLOSED ENVELOPE. IF NOT OTHERWISE MARKED ABOVE, YOUR PROXY WILL BE VOTED FOR THE ELECTION OF THE FIVE NOMINEES. THIS PROXY REVOKES ALL PREVIOUS PROXIES.


         (continued and to be signed and dated on the other side)

                PLEASE SIGN, DATE AND MAIL THIS PROXY IMMEDIATELY

                                    [reverse]

                                (continued from other side)

                                Dated:                     2000
                                       -----------------,
                                x
                                 -------------------------------
                                Signature

                                x
                                 -------------------------------
                                Signature (if held jointly)

                                x
                                 -------------------------------
                                Title

                       Please sign exactly as name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When signing for corporation, please sign full corporate name by an authorized officer. When signing for a partnership, please sign partnership name by an authorized person. If shares are held in more than one capacity, this proxy shall be deemed valid for all shares held in all capacities.